SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 13, 2004

priceline.com Incorporated
(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut	06854
(Address of principal office)	(zip code)

N/A
(Former name or former address, if changed since last report)

Item 1.01.              Entry into a Material Definitive Agreement.

                On December 13, 2004, priceline.com Incorporated (the “Company”) entered into a First Supplemental Indenture with American Stock Transfer & Trust Company, the trustee for the Company’s 2.25% Convertible Senior Notes due January 15, 2025 (the “2.25% Notes”).  The First Supplemental Indenture changes the Company’s obligations in the event the Company is required to repurchase the 2.25% Notes upon certain events set forth in the Indenture relating to the 2.25% Notes by eliminating the Company’s right to repurchase the 2.25% Notes with shares of the Company’s common stock and requiring the Company to repurchase the 2.25% Notes for cash.  The First Supplemental Indenture also changes the Company’s obligations in the event the Company is required to pay a make whole premium with respect to the 2.25% Notes by eliminating the Company’s right to pay the make whole premium with shares of the Company’s common stock and requiring the Company to pay the make whole premium in cash.

                In addition, on December 13, 2004, the Company entered into a Second Supplemental Indenture with American Stock Transfer & Trust Company, the trustee for the Company’s 1.00% Convertible Senior Notes due January 15, 2010 (the “1.00% Notes”).  The Second Supplemental Indenture changes the Company’s obligations in the event the Company is required to repurchase the 1.00% Notes upon certain events set forth in the Indenture relating to the 1.00% Notes by eliminating the Company’s right to repurchase the 1.00% Notes with shares of the Company’s common stock and requiring the Company to repurchase the 1.00% Notes for cash.

The First Supplemental Indenture and the Second Supplemental Indenture are attached as exhibits hereto.

Item 9.01.              Financial Statements and Exhibits

                (c) Exhibits

4.1	First Supplemental Indenture, dated December 13, 2004, between priceline.com Incorporated and American Stock Transfer & Trust Company, as Trustee.

4.2	Second Supplemental Indenture, dated December 13, 2004, between priceline.com Incorporated and American Stock Transfer & Trust Company, as Trustee.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Jeffery H. Boyd
	Name:	Jeffery H. Boyd
	Title:	President and Chief Executive Officer

Date:  December 13, 2004

EXHIBIT INDEX

Exhibit No.	Description

4.1	First Supplemental Indenture, dated December 13, 2004, between priceline.com Incorporated and American Stock Transfer & Trust Company, as Trustee.

4.2	Second Supplemental Indenture, dated December 13, 2004, between priceline.com Incorporated and American Stock Transfer & Trust Company, as Trustee.